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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 SCHEDULE 13G/A

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                          LEXICON GENETICS INCORPORATED
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, Par Value $0.001
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   528872 10 4
                             ----------------------
                                 (CUSIP Number)

                                December 31, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ] Rule 13d-1(b)

         [ ] Rule 13d-1(c)

         [X] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP No. 528872 10 4

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1.  Name of Reporting Persons
        Arthur T. Sands, M.D., Ph.D.

    I.R.S. Identification Nos. of above person (entities only)
--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) [ ]
        (b) [ ]
--------------------------------------------------------------------------------
3.  SEC Use Only


--------------------------------------------------------------------------------
4.  Citizenship or Place of Organization

        United States
--------------------------------------------------------------------------------
                5.  Sole Voting Power
  Number of
                        3,798,399
   Shares      -----------------------------------------------------------------
                6.  Shared Voting Power
Beneficially
                        None
Owned by Each  -----------------------------------------------------------------
                7.  Sole Dispositive Power
  Reporting
                        3,798,399
   Person      -----------------------------------------------------------------
                8.  Shared Dispositive Power
    With:
                        None
--------------------------------------------------------------------------------
 9.  Aggregate Amount Beneficially Owned by Each Reporting Person

         3,798,399
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)

         [ ]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

         5.7%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)

         IN
--------------------------------------------------------------------------------

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                                  SCHEDULE 13G


ITEM 1.  NAME AND ADDRESS OF ISSUER.

     (a) Name of Issuer:
              Lexicon Genetics Incorporated

     (b) Address of Issuer's Principal Executive Offices:
              8800 Technology Forest Place
              The Woodlands, Texas 77381

ITEM 2.  FILER AND SECURITY INFORMATION.

     (a) Name of Person Filing:
              Arthur T. Sands, M.D., Ph.D.

     (b) Address of Principal Business Office or, if none, Residence: c/o Lexicon Genetics Incorporated
              8800 Technology Forest Place
              The Woodlands, Texas 77381

     (c) Citizenship:
              United States

     (d) Title of Class of Securities:
              Common stock, par value $0.001

     (e) CUSIP Number:
              528872 10 4

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

     (a) [ ]  Broker or dealer registered under section 15 of the Act
              (15 U.S.C. 78o);
     (b) [ ]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);
     (c) [ ]  Insurance company as defined in section 3(a)(19) of the Act
              (15 U.S.C. 78c);
     (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);
     (e) [ ] An investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E);
     (f) [ ]  An employee benefit plan or endowment fund in accordance with
              Section 240.13d-1(b)(1)(ii)(F);
     (g) [ ]  A parent holding company or control person in accordance with
              Section 240.13d-1(b)(1)(ii)(G);
     (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
     (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
     (j) [ ]  Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).


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ITEM 4.  OWNERSHIP.

     (a) Amount beneficially owned:                               3,798,399*

     (b) Percent of class:                                        5.7%

     (c) Number of shares as to which each person has:
         (i)    Sole power to vote or to direct the vote:         3,798,399*
         (ii)   Shared power to vote or to direct the vote:       Not Applicable
         (iii)  Sole power to dispose or to direct the
                disposition of:                                   3,798,399*
         (iv)   Shared power to dispose or to direct the
                disposition of:                                   Not Applicable

     * Includes 60,000 shares held by spouse as custodian for minor children. Also includes 2,770,037 shares subject to options exercisable within 60 days of December 31, 2004.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

     Not Applicable

ITEM 10. CERTIFICATIONS.

     Not Applicable


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                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 11, 2005


                                           By:  /s/ ARTHUR T. SANDS
                                              ----------------------------------
                                              Name: Arthur T. Sands, M.D., Ph.D.


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